PAGE 22
                       EMPLOYMENT AGREEMENT


     This Employment Agreement, dated as of October 1, 1998, between BIRMINGHAM UTILITIES, INC. (the "Company"), a Connecticut corporation with its principal offices in Ansonia, Connecticut, and JOHN S. TOMAC of Stratford, Connecticut ("Executive").

                            RECITALS


     The Company desires to retain the services of Executive as President of the Company, and Executive is willing to be employed by the Company on the terms and conditions set forth herein.


     NOW, THEREFORE, the parties agree as follows:

     1. Term of Employment. The Company agrees to employ Executive, and Executive agrees to accept employment with the Company, for a term commencing on October 1, 1998 and continuing for a period of three (3) years, unless sooner terminated as provided in this Agreement. Unless written notice shall have been given to Executive by the Company, or to the Company by Executive, that this Agreement will no longer be automatically extended, the term of employment (the "Employment Period") shall automatically be extended on the first day of each succeeding calendar month to end three years from each such date of extension, without further action by the parties. For example, absent prior notice of no further automatic renewal, on November 1, 1998 this Agreement will automatically be extended for a new three year term ending on October 31, 2001.

     2. Duties.

     a. During the Employment Period, the Company shall employ Executive as the President of the Company and of any successors to the Company's water supply business, and Executive shall perform, in Ansonia, Connecticut or its general environs, the duties and exercise the powers relating to the office of President of the Company or any successors to the Company's water supply business and shall have full responsibility and authority for the direction and management of those business operations of the Company and its successors.

     b. During the Employment Period, Executive shall devote substantially all of his business time, best efforts and ability to the business of the Company.

     c. The failure of the Company or its successors to allow the Executive to perform the functions and duties, and exercise the authority and responsibility required, of his office shall be deemed to be a breach of this Agreement by the Company or its successors, as applicable.

     3. Compensation and Benefits.

     a. Base Salary. The Company shall pay Executive as compensation for his services during the first year of the Employment Period a Base Salary at an annual rate of One Hundred Thousand Dollars ($100,000.00). Executive's Base Salary for each successive twelve (12) month period during the Employment Period shall be reviewed by the Company's Board of Directors but shall not, in any event, be less than the initial Base Salary of $100,000.00. Salary payments shall be made in equal increments consistent with the Company's standard payroll practices for its officers.

     b. Automobile. In addition to the Base Salary set forth in subsection 3(a) above, the Company shall provide Executive with an automobile of equivalent value to that currently provided to the Executive, available for use twenty-four (24) hours per day, seven (7) days per week, and shall pay all expenses in connection with the operation of the vehicle, including without limitation all fuel expenses for such use.

     c. Expenses and Facilities. Upon submission of appropriate invoices or vouchers, the Company shall pay or reimburse Executive for all reasonable expenses incurred by Executive in the performance of his duties under this Agreement. The Company shall provide the Executive with an office and secretarial facilities required in the performance of his duties.

     d. Vacation. Executive shall be entitled to four (4) weeks paid vacation each contract year, to be taken each year at a time or times as shall be mutually agreed upon by the Company and Executive.

     e. Benefits. At all times during the Employment Period, Executive shall be entitled to and shall be included in any employee welfare and retirement plan or program of the Company available generally to its employees and/or officers including, without limitation, hospital/medical/dental benefits (including without limitation such benefits during retirement), retirement benefits, savings plans, sick pay, and any other plans generally available to employees and/or officers of the Company.

     4. Termination.

     a. Termination by Death. If Executive dies during the Employment Period, the Company's obligations under this Agreement shall terminate three (3) months from the date of death, and Executive's estate shall be entitled to all arrearages of salary and expenses but shall not be entitled to further compensation.

     b. Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual agreement of the Company and Executive.

     c. Termination upon Breach by Company. This Agreement may be terminated by the Executive at his option in the event of a breach hereof by the Company. In the event of such termination, Executive shall continue to receive all of the compensation and benefits enumerated in Section 3 hereof as if no breach had occurred.

     d. Termination For Cause. If the Executive's employment is terminated by the Company for Cause (as defined below) prior to the expiration of the Employment Period, the Executive shall immediately forfeit the right to receive any further payments of Base Salary and benefits, except as may be required by law. "Cause" shall include (i) the Executive's conviction in a court of law of any crime or offense involving misuse or misappropriation of money or other property of the Employer, or (ii) the Executive's continued or repeated willful failure, or the Executive's refusal, to perform his obligations under this Agreement, and such failure or refusal is not remedied by the Executive within thirty (30) days after notice, or (iii) any flagrant act of dishonesty or disloyalty by the Executive or any act involving gross moral turpitude of the Executive, which act materially adversely affects the business of the Company.

     e. Termination At Option of Employer.   Except in the event of a
Change of Control as set forth in paragraph 4 (g) below, during the period from October 1, 2000 through March 31, 2001, and during successive six month periods, each commencing two years and six months from the end of the preceding period (for example, October 1, 2003 through March 31, 2004 and October 1, 2006 through March 31, 2007), the Employer may terminate the Executive's employment under this Agreement without Cause, and upon termination under this Section 4 (e), the Executive shall be entitled to Base Salary plus continued Benefits (both as in effect at the time of such termination) for a period of one year from the date of such termination as severance pay.

     f. Disability. If the Executive becomes totally disabled (as defined below) during the term of the Employment Period, the Company may terminate the employment of the Executive under this Agreement. If the employment of the Executive hereunder is so terminated, the Executive shall receive the same payments he would have been entitled to receive under Section 4(a) above as if death had occurred on the date of the total disability. For purposes of this Section, the Executive shall be deemed "totally disabled" when, and only when, (i) in the reasonable judgment of the Board of Directors of the Company, he is unable to perform the services required under this Agreement because of a medically determinable physical or mental disability and
(ii) such inability has lasted for a period of not less than six continuous months.

     g. Termination after Change of Control. Notwithstanding any other provision hereof, should a Change of Control (as defined below) occur during his term of employment, Executive may, upon such Change of Control, elect to terminate this Agreement and receive a lump sum cash payment equal to two (2) times the greater of the following: (A)

Executive's compensation (the "Compensation") from the Company for services rendered for the last full fiscal year immediately preceding the election or (B) Executive's average annual Compensation with respect to the two (2) most recent fiscal years ending before such election. Compensation as described above shall include all Base Salary, bonus and other cash incentive payments to Executive for services rendered for the time period in question. Payment of this severance shall be paid in full within 90 days following the election and shall not be reduced by any compensation which the Executive may receive from the Company or from other employment with another employer should Executive's employment with the Company terminate. In the event that Executive does not elect to terminate this Agreement after a Change of Control as set forth in the preceding sentence, this Agreement shall continue for a period of three years from such Change of Control, and shall terminate at the end of such three year period, provided that should the Company, during the first two years after such Change of Control, modify Executive's conditions of employment, including but not limited to compensation, title, duties and responsibilities, Executive may terminate this Agreement and shall be entitled to receive the Base Salary plus continued Benefits (both as in effect at the time of such termination) for the remainder of the three year period.

     For purposes of this Agreement, a "Change of Control" shall mean:

     (i) a merger, acquisition, consolidation, sale of assets or other reorganization to which the Company is a party, as a consequence of which members of the Company's Board of Directors in office immediately prior to such transaction constitute less than a majority of the appropriate Board of Directors immediately thereafter; (ii) a proxy contest to which the Company is a party, as a consequence of which members of the Company's Board of Directors in office immediately prior to such event constitute less than a majority of the Board of Directors thereafter; (iii) an event or events occurring after the Effective Date hereof as a result of which any Person (as hereinafter defined) is or becomes the Beneficial Owner (as hereinafter defined), directly or indirectly, of 50% or more of the combined voting power of the Company's then outstanding securities without the prior approval of at least two-thirds of the members of the Company's Board of Directors in office immediately prior to such Person attaining such percentage interest. "Person" shall have the meaning of such term as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Act"). "Beneficial Owner" shall have the definition of such term as defined in Rule 1 3d-3 under the Act.5. Indemnification. The Company will indemnify the Executive (and his legal representatives or other successors) to the fullest extent permitted by the laws of the State of Connecticut that are in effect at the time of the subject act or omission, or by the Certificate of Incorporation and By-Laws of the Company as in effect at such time or on the effective date of this Agreement, whichever affords or afforded greater protection to the Executive (including payment of expenses in advance of final disposition of a proceeding) against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or is legal representatives or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the request of the Company. Furthermore, the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers with respect to such costs, charges and expenses.

     6. General Provisions.

     a. All notices required by this Agreement shall be in writing and shall be sufficiently given if delivered or mailed by registered or certified mail, return receipt requested, to the parties at their respective addresses set forth below. Any party may specify a different address by written notice to the other, in accordance with this Section. All notices shall be deemed to have been given as of the date so delivered or mailed to the Company:

     Birmingham Utilities, Inc.
     230 Beaver Street
     Ansonia, Connecticut 06401
     Attention: Chairman

     and a copy to:

     Robert J. Metzler, II
     Tyler Cooper & Alcorn, LLP
     CityPlace, 35th Floor
     Hartford, Connecticut 06103-3488

     to Executive:

     John S. Tomac
     175 Twin Oaks Terrace
     Stratford, Connecticut 06614

    b. This Agreement contains the entire agreement between the parties as to the employment of Executive by the Company, and there are no other representations, warranties, conditions or agreements relating to the subject matter of this Agreement.

    c. The waiver by any party of any breach or default of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     d. This Agreement may be changed orally but only by an agreement in writing duly executed on behalf of the party against which enforcement of any waiver, change, modification, consent or discharge is sought.

     e. This Agreement shall be binding upon and inure to the benefit of the Company and Executive and their respective successors, assigns, heirs and legal representatives. This Agreement shall not be assigned by either party.

     f. Each of the parties agrees to execute all further instruments and documents and to take all further action as the other party may reasonably request in order to effectuate the terms and purposes of this Agreement.

     g. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

     h. This Agreement shall be construed pursuant to and in accordance with the laws of the State of Connecticut.

     i. Wherever used in this Agreement, the masculine, feminine and neuter pronouns shall be fully interchangeable, and the singular shall include the plural where the context so requires and vice versa.

     j. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

     k. If Executive must, in the exercise of his sole discretion, bring legal action against the Company or its successors, as applicable, in order to recover damages or to enforce his rights under this Agreement, or both, Executive shall be reimbursed by the Company or its successor, as applicable, his reasonable expenses, including without limitation, legal fees and disbursements, if he prevails in such action, either partially or wholly.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BIRMINGHAM UTILITIES, INC.

By: /s/ Betsy Henley-Cohn
    Betsy Henley-Cohn, Chairwoman


EXECUTIVE

By: /s/ John S. Tomac
    John S. Tomac